Exhibit 10.2

AWARD AGREEMENT

This Award Agreement (“Agreement”) is made as of May 13, 2009 between Centex Corporation, a Nevada corporation (the “Corporation"), and _____________ (the “Participant”) under the stockholder-approved Centex Corporation 2003 Annual Incentive Compensation Plan (the “Plan”), and sets forth the terms, conditions and limitations applicable to the Award to the Participant relative to the Corporation’s fiscal year 2010.

This Agreement is subject to the Plan (which may be amended from time to time) and, except as provided in the last paragraph of this Agreement, the Plan will govern where there is any inconsistency between the Plan and this Agreement.  The provisions of the Plan are also the provisions of this Agreement, and all terms, provisions and definitions set forth in the Plan are incorporated into this Agreement and made a part of this Agreement for all purposes.  Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to such terms in the Plan.

Attached hereto is a chart (the “Matrix”) that describes the cash incentive bonus payable to the Participant under this Agreement upon achievement of the performance goal or goals specified in the Matrix, depending on what level(s) of the performance goal(s) is or are achieved during fiscal year 2010.  The maximum cash incentive bonus that may be paid to the Participant for fiscal year 2010 is the lesser of the maximum amount set out in the Matrix or $15 million.  The Corporation acknowledges that the operating results of the Corporation and its subsidiaries during fiscal year 2010 are substantially uncertain, and, accordingly, it is substantially uncertain whether the performance goal(s) will be satisfied during fiscal year 2010.

Payment of this Award will be made to the Participant at the time and in the manner provided in the Plan following the conclusion of fiscal year 2010, upon the conditions that the performance goal or goals specified herein have been achieved and the Compensation and Management Development Committee has reviewed and approved the Award.  In reviewing and approving the Award, the Committee may reduce the Award otherwise computed by reference to the Matrix taking into account such factors as the Committee shall determine to be appropriate.  Payment of this Award will not be made to a Participant who is not employed by the Corporation or an Affiliate on the last day of fiscal year 2010, unless otherwise specified by the Committee.

Notwithstanding anything to the contrary contained in this Agreement, a change in control (as defined in the Plan) that occurs during the Corporation’s fiscal year 2010 shall cause the target cash incentive bonus as set out in the Matrix to be paid to the Participant on the day immediately prior to such change in control, without regard to the determination as to the achievement of the performance goal(s) set out in the Matrix.

CENTEX CORPORATION		PARTICIPANT
By:
	Name: Title:	[name]